Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-33933, No. 33-35259, No. 33-38521, No. 33-76358, No. 33-51232, No. 33-69496, No. 333-15737, No. 333-40031, No. 333-59990, No. 333-69467, No. 333-81035 and No. 333-67274) and the Registration Statements on Form S-3 (No. 333-15741, No. 333-40043, No. 333-69469, No. 333-93285, No. 333-93289, No. 333-50192, and No. 333-59992) of Lattice Semiconductor Corporation and subsidiaries of our report dated January 30, 2002 relating to the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 30, 2002 relating to the financial statement schedule, which appears in this Form 10-K.

Portland, Oregon
March 22, 2002